           CITIZENS CORPORATION AND ALLMERICA FINANCIAL CORPORATION AGREE TO CASH TENDER OFFER FOR CITIZENS SHARES AT $33.25 PER SHARE

WORCESTER, Mass., November 16, 1998 -- Allmerica Financial Corporation (NYSE:
AFC) and Citizens Corporation (NYSE: CZC) today announced that pursuant to an agreement between the Special Committee of the Board of Directors of Citizens Corporation and Allmerica Financial Corporation, the offer price in the outstanding Offer to Purchase by Allmerica is hereby increased and amended to $33.25 per share in cash. The Citizens Special Committee has agreed to recommend that the Citizens stockholders accept the revised offer price and tender their shares.

John F. O'Brien, president and chief executive officer of Allmerica, said "Allmerica is pleased to have reached an agreement with the Citizens Special Committee. Our revised offer provides Citizens stockholders a substantial benefit in the form of liquidity at a very attractive price."

The Expiration Date of the offer will continue to be December 2, 1998. The Citizens Special Committee will disseminate promptly its recommendation to the Citizens stockholders. Allmerica will disseminate promptly to Citizens shareholders a supplement to its prior Offer to Purchase, dated November 2, 1998.

Allmerica and Citizens also announced that they had reached an agreement in principle to settle the shareholder litigation regarding the tender offer currently pending before the Delaware Chancery Court.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies, including Citizens Corporation, and is based in Worcester, Mass.



CONTACT:                 Investors:                  Media:
                         ----------                  ------
                         Jean Peters                 Michael F. Buckley
                         (508) 855-3599              (508) 855-3099


AF-39
11/98